Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Third Fiscal Quarter 2022 Financial Results and Declares Increased Distribution of $0.17 Per Share

LOS ANGELES, CA, August 4, 2022 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended June 30, 2022.

Financial Highlights for the Quarter Ended June 30, 2022

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Total investment income was $63.1 million ($0.34 per share) for the third fiscal quarter of 2022, as compared with $64.3 million ($0.35 per share) for the second fiscal quarter of 2022. Adjusted total investment income was $60.9 million ($0.33 per share) for the third fiscal quarter of 2022, as compared with $60.3 million ($0.33 per share) for the second fiscal quarter of 2022. The slight increase in adjusted total investment income was primarily driven by the impact of rising interest rates, higher dividend income and higher amendment fees, partially offset by lower original issue discount (“OID”) acceleration from exited investments.

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GAAP net investment income was $40.4 million ($0.22 per share) for the third fiscal quarter of 2022, as compared with $40.1 million ($0.22 per share) for the second fiscal quarter of 2022. The slight increase was principally from a reversal of accrued capital gains incentive fees and lower management and part I incentive fees, partially offset by lower total investment income and higher interest expense.

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Adjusted net investment income was $31.4 million ($0.17 per share) for the third fiscal quarter of 2022, as compared with $32.3 million ($0.18 per share) for the second fiscal quarter of 2022. The decrease for the quarter primarily reflected higher interest expense, partially offset by higher adjusted total investment income and lower management and part I incentive fees.

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Net asset value (“NAV”) per share was $6.89 as of June 30, 2022, down 5.1% from $7.26 as of March 31, 2022. The decrease was primarily driven by unrealized losses related to credit spread widening, partially offset by undistributed net investment income.

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Originated $131.9 million of new investment commitments and received $129.9 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended June 30, 2022. Of these new investment commitments, 76% were first lien loans, 5% were second lien loans, and 19% were subordinated debt investments. The weighted average yield on new debt investments was 9.2%.

•	No investments were on non-accrual status as of June 30, 2022.

•	Total debt outstanding was $1,395.0 million as of June 30, 2022. The total debt to equity ratio was 1.10x, and the net debt to equity ratio was 1.08x, after adjusting for cash and cash equivalents.

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Liquidity as of June 30, 2022 was composed of $34.3 million of unrestricted cash and cash equivalents and $455.0 million of undrawn capacity under the credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $232.1 million, or $183.1 million excluding unfunded commitments to the Company’s joint ventures. Of the $183.1 million, approximately $127.3 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies.

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A quarterly cash distribution was declared of $0.17 per share, up 3% from the prior quarter and the ninth consecutive quarterly distribution increase. The distribution is payable in cash on September 30, 2022 to stockholders of record on September 15, 2022.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “We are pleased with our third-quarter financial results and solid origination activity given an increasingly challenging market environment. While the broader market volatility and credit spread widening led to unrealized price declines across most of our holdings, the overall credit quality of the portfolio remains healthy with no non-accruals. We took advantage of the volatility in the quarter, judiciously investing our capital on advantageous terms across public and private opportunities. We believe these new investments present an attractive risk-reward and will be accretive to the Company over the longer term. As a result of our continued strong performance, we are pleased to increase our dividend for the ninth consecutive quarter by 3% to $0.17 per share.”

Matt Pendo, President, added, “In response to the changing market conditions, we are adjusting our leverage target higher to a range of 0.90x to 1.25x debt-to-equity. We believe this range is appropriate and positions us well given the current market backdrop and the expanded set of investment opportunities that we are seeing.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.17 per share, an increase of 3%, or $0.005 per share, from the prior quarter and the ninth consecutive quarterly distribution increase. The distribution is payable in cash on September 30, 2022 to stockholders of record on September 15, 2022.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended

($ in thousands, except per share data)	June 30, 2022 (unaudited)	March 31, 2022 (unaudited)	June 30, 2021 (unaudited)

GAAP operating results:
Interest income	$54,728	$57,019	$51,999
PIK interest income	5,178	4,674	4,597
Fee income	2,275	1,905	7,823
Dividend income	956	700	1,019

Total investment income	63,137	64,298	65,438
Net expenses	22,767	24,200	29,148

Net investment income before taxes	40,370	40,098	36,290
(Provision) benefit for taxes on net investment income	—	—	(358)

Net investment income	40,370	40,098	35,932
Net realized and unrealized gains (losses), net of taxes	(78,204)	(25,657)	11,106

Net increase (decrease) in net assets resulting from operations	$(37,834)	$14,441	$47,038

Total investment income per common share	$0.34	$0.35	$0.36
Net investment income per common share	$0.22	$0.22	$0.20
Net realized and unrealized gains (losses), net of taxes per common share	$(0.43)	$(0.14)	$0.06
Earnings (loss) per common share — basic and diluted	$(0.21)	$0.08	$0.26

Non-GAAP Financial Measures[1]:
Adjusted total investment income	$60,949	$60,290	$60,378
Adjusted net investment income	$31,386	$32,344	$33,709
Adjusted net realized and unrealized gains (losses), net of taxes	$(76,016)	$(21,649)	$16,151
Adjusted earnings (loss)	$(37,834)	$14,441	$47,023
Adjusted total investment income per share	$0.33	$0.33	$0.33
Adjusted net investment income per share	$0.17	$0.18	$0.19
Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.41)	$(0.12)	$0.09
Adjusted earnings (loss) per share	$(0.21)	$0.08	$0.26

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the merger of Oaktree Strategic Income Corporation with and into the Company (the “Merger”) and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	June 30, 2022 (unaudited)	March 31, 2022 (unaudited)	September 30, 2021

Select balance sheet and other data:
Cash and cash equivalents	$34,306	$39,366	$29,334
Investment portfolio at fair value	2,565,389	2,644,775	2,556,629
Total debt outstanding (net of unamortized financing costs)	1,356,606	1,363,660	1,268,743
Net assets	1,263,529	1,330,376	1,312,823
Net asset value per share	6.89	7.26	7.28
Total debt to equity ratio	1.10x	1.05x	0.97x
Net debt to equity ratio	1.08x	1.02x	0.95x

Adjusted total investment income for the quarter ended June 30, 2022 was $60.9 million and included $52.4 million of interest income from portfolio investments, $5.2 million of payment-in-kind (“PIK”) interest income, $2.3 million of fee income and $1.0 million of dividend income. The increase of $0.7 million was primarily driven by $0.3 million of higher dividend income and $0.4 million of higher amendment fees.

Net expenses for the quarter ended June 30, 2022 totaled $22.8 million, down $1.4 million from the quarter ended March 31, 2022. The decrease was primarily driven by a $3.1 million decrease in accrued capital gains incentive fees and a $0.3 million decrease in management fees resulting from unrealized losses on investments during the quarter and a $0.2 million decrease of part I incentive fees as a result of lower adjusted net investment income during the quarter. This was partially offset by $2.0 million of higher interest expense related to the impact of rising interest rates on the Company’s floating rate liabilities.

Adjusted net investment income was $31.4 million ($0.17 per share) for the quarter ended June 30, 2022, down from $32.3 million ($0.18 per share) for the quarter ended March 31, 2022. The decrease of $1.0 million primarily reflected $2.0 million of higher interest expense, partially offset by $0.7 million of higher adjusted total investment income, $0.3 million of lower management fees and a $0.2 million decrease of part I incentive fees.

Adjusted net realized and unrealized losses, net of taxes, were $76.0 million for the quarter ended June 30, 2022, primarily reflecting unrealized losses on certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	June 30, 2022 (unaudited)	March 31, 2022 (unaudited)	June 30, 2021 (unaudited)

Investments at fair value	$2,565,389	$2,644,775	$2,339,301
Number of portfolio companies	151	146	135
Average portfolio company debt size	$16,700	$17,700	$17,600

Asset class:
Senior secured debt	86.6%	86.4%	86.7%
Unsecured debt	2.5%	2.1%	1.4%
Equity	4.3%	4.5%	3.9%
JV interests	6.6%	7.1%	8.1%

Non-accrual debt investments:
Non-accrual investments at fair value	$—	$—	$—
Non-accrual investments as a percentage of debt investments	—%	—%	—%
Number of investments on non-accrual	—	—	—

Interest rate type:
Percentage floating-rate	87.8%	89.0%	91.4%
Percentage fixed-rate	12.2%	11.0%	8.6%

Yields:
Weighted average yield on debt investments[1]	9.3%	8.8%	8.4%
Cash component of weighted average yield on debt investments	8.2%	7.6%	7.1%
Weighted average yield on total portfolio investments[2]	9.0%	8.4%	8.0%

Investment activity:
New investment commitments	$131,900	$227,900	$178,400
New funded investment activity[3]	$130,000	$236,200	$165,300
Proceeds from prepayments, exits, other paydowns and sales	$129,900	$180,100	$170,600
Net new investments[4]	$100	$56,100	$(5,300)
Number of new investment commitments in new portfolio companies	12	16	9
Number of new investment commitments in existing portfolio companies	16	9	1
Number of portfolio company exits	7	10	11

1 Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the Merger.

2 Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the Merger.

3 New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.

4 Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of June 30, 2022, the fair value of the investment portfolio was $2.6 billion and was composed of investments in 151 companies. These included debt investments in 137 companies, equity investments in 35 companies, and the Company’s joint venture investments in SLF JV I (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 23 of the equity investments were in companies in which the Company also had a debt investment.

As of June 30, 2022, 94.8% of the Company’s portfolio at fair value consisted of debt investments, including 70.0% of first lien loans, 16.6% of second lien loans and 8.2% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 69.0% of first lien loans, 17.3% of second lien loans and 7.8% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of March 31, 2022.

As of June 30, 2022, there were no investments on non-accrual status.

The Company’s investments in SLF JV I totaled $119.3 million at fair value as of June 30, 2022, down 10% from $133.0 million as of March 31, 2022. The decrease was primarily driven by SLF JV’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from broader market volatility and was partially offset by undistributed net investment income.

As of June 30, 2022, SLF JV I had $365.0 million in assets, including senior secured loans to 56 portfolio companies. This compared to $389.9 million in assets, including senior secured loans to 60 portfolio companies, as of March 31, 2022. As of June 30, 2022, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $1.9 million for the Company during the quarter ended June 30, 2022, which was unchanged as compared to the prior quarter. In addition, SLF JV I generated dividend income of $0.9 million for the Company during the quarter ended June 30, 2022, up from $0.7 million in the prior quarter. As of June 30, 2022, SLF JV I had $45.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.6x.

The Company’s investments in Glick JV totaled $50.6 million at fair value as of June 30, 2022, down 9% from $55.6 million as of March 31, 2022. The decline was primarily driven by the Glick JV’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from broader market volatility.

As of June 30, 2022, Glick JV had $141.5 million in assets, including senior secured loans to 43 portfolio companies. This compared to $149.9 million in assets, including senior secured loans to 44 portfolio companies, as of March 31, 2022. As of June 30, 2022, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $0.8 million during the quarter ended June 30, 2022, up from $0.7 million in the prior quarter. As of June 30, 2022, Glick JV had $9.9 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

Liquidity and Capital Resources

As of June 30, 2022, the Company had total principal value of debt outstanding of $1,395.0 million, including $745.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 53% secured and 47% unsecured borrowings as of June 30, 2022. The Company was in compliance with all financial covenants under its credit facilities as of June 30, 2022.

As of June 30, 2022, the Company had $34.3 million of unrestricted cash and cash equivalents and $455.0 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of June 30, 2022, unfunded investment commitments were $232.1 million, or $183.1 million excluding unfunded commitments to the Company’s joint ventures. Of the $183.1 million, approximately $127.3 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of June 30, 2022, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 3.2%, up from 2.5% as of March 31, 2022, primarily driven by the impact of rising interest rates on the Company’s floating rate liabilities.

During the quarter, the Company increased its target debt to equity ratio from 0.85x to 1.0x to 0.90x to 1.25x to provide the Company with increased capacity to opportunistically deploy capital into the markets. The Company’s total debt to equity ratio was 1.10x and 1.05x as of June 30, 2022 and March 31, 2022, respectively. The Company’s net debt to equity ratio was 1.08x and 1.02x as of June 30, 2022 and March 31, 2022, respectively.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

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“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

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“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

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“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

On March 19, 2021, the Company completed the Merger. The Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to stockholders of Oaktree Strategic Income Corporation (“OCSI”) was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the Merger. Additionally, immediately following the completion of the Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the Merger because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the Merger and are used by management to evaluate the economic earnings of its investment portfolio.

1 Adjusted earnings (loss) includes accrued Part II incentive fees. For the three months ended June 30, 2022, $6.8 million of accrued Part II incentive fees were reversed. As of June 30, 2022, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. Hypothetically, if Part II incentive fees were calculated as of June 30, 2022 under the A&R Advisory Agreement, no amounts would have been payable.

Moreover, these metrics align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	June 30, 2022 (unaudited)		March 31, 2022 (unaudited)		June 30, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP total investment income	$63,137	$0.34	$64,298	$0.35	$65,438	$0.36

Less: Interest income accretion related to merger accounting adjustments	(2,188)	(0.01)	(4,008)	(0.02)	(5,060)	(0.03)

Adjusted total investment income	$60,949	$0.33	$60,290	$0.33	$60,378	$0.33

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:
	For the three months ended
	June 30, 2022 (unaudited)		March 31, 2022 (unaudited)		June 30, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net investment income	$40,370	$0.22	$40,098	$0.22	$35,932	$0.20

Less: Interest income accretion related to merger accounting adjustments	(2,188)	(0.01)	(4,008)	(0.02)	(5,060)	(0.03)

Add: Part II incentive fee	(6,796)	(0.04)	(3,746)	(0.02)	2,837	0.02

Adjusted net investment income	$31,386	$0.17	$32,344	$0.18	33,709	$0.19

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:
	For the three months ended
	June 30, 2022 (unaudited)		March 31, 2022 (unaudited)		June 30, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net realized and unrealized gains (losses), net of taxes	$(78,204)	$(0.43)	$(25,657)	$(0.14)	$11,106	$0.06

Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	2,188	0.01	4,008	0.02	5,045	0.03

Adjusted net realized and unrealized gains (losses), net of taxes	$(76,016)	$(0.41)	$(21,649)	$(0.12)	$16,151	$0.09

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:
	For the three months ended
	June 30, 2022 (unaudited)		March 31, 2022 (unaudited)		June 30, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

Net increase (decrease) in net assets resulting from operations	$(37,834)	$(0.21)	$14,441	$0.08	$47,038	$0.26

Less: Interest income accretion related to merger accounting adjustments	(2,188)	(0.01)	(4,008)	(0.02)	(5,060)	(0.03)

Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	2,188	0.01	4,008	0.02	5,045	0.03

Adjusted earnings (loss)	$(37,834)	$(0.21)	$14,441	$0.08	$47,023	$0.26

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its third fiscal quarter 2022 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on August 4, 2022. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 7421084, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212)284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310)478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	June 30, 2022 (unaudited)	March 31, 2022 (unaudited)	September 30, 2021
ASSETS
Investments at fair value:
Control investments (cost June 30, 2022: $262,244; cost March 31, 2022: $272,975; cost September 30, 2021: $283,599)	$222,858	$250,580	$270,765
Affiliate investments (cost June 30, 2022: $24,617; cost March 31, 2022: $21,106; cost September 30, 2021: $18,763)	23,427	20,244	18,289
Non-control/Non-affiliate investments (cost June 30, 2022: $2,378,626; cost March 31, 2022: $2,365,667; cost September 30, 2021: $2,236,759)	2,319,104	2,373,951	2,267,575

Total investments at fair value (cost June 30, 2022: $2,665,487; cost March 31, 2022: $2,659,748; cost September 30, 2021: $2,539,121)	2,565,389	2,644,775	2,556,629
Cash and cash equivalents	34,306	39,366	29,334
Restricted cash	2,009	2,395	2,301
Interest, dividends and fees receivable	29,130	17,335	22,125
Due from portfolio companies	6,881	2,338	1,990
Receivables from unsettled transactions	3,274	9,893	8,150
Due from broker	36,340	25,120	1,640
Deferred financing costs	7,918	8,486	9,274
Deferred offering costs	32	32	34
Deferred tax asset, net	1,698	1,668	714
Derivative assets at fair value	1,134	2,764	1,912
Other assets	1,267	2,510	2,284

Total assets	$2,689,378	$2,756,682	$2,636,387

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,324	$2,453	$3,024
Base management fee and incentive fee payable	15,563	22,833	32,649
Due to affiliate	3,540	3,249	4,357
Interest payable	8,356	4,379	4,597
Director fees payable	38	38	—
Payables from unsettled transactions	8,556	6,422	8,086
Derivative liability at fair value	30,866	23,272	2,108
Credit facilities payable	745,000	745,000	630,000
Unsecured notes payable (net of $5,390, $5,761 and $6,501 of unamortized financing costs as of June 30, 2022, March 31, 2022 and September 30, 2021, respectively)	611,606	618,660	638,743

Total liabilities	1,425,849	1,426,306	1,323,564

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 183,374, 183,205 and 180,361 shares issued and outstanding as of June 30, 2022, March 31, 2022 and September 30, 2021, respectively	1,834	1,832	1,804
Additional paid-in-capital	1,826,498	1,825,257	1,804,354
Accumulated overdistributed earnings	(564,803)	(496,713)	(493,335)

Total net assets (equivalent to $6.89, $7.26 and $7.28 per common share as of June 30, 2022, March 31, 2022 and September 30, 2021, respectively)	1,263,529	1,330,376	1,312,823

Total liabilities and net assets	$2,689,378	$2,756,682	$2,636,387

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30, 2022 (unaudited)	Three months ended March 31, 2022 (unaudited)	Three months ended June 30, 2021 (unaudited)	Nine months ended June 30, 2022 (unaudited)	Nine months ended June 30, 2021 (unaudited)
Interest income:
Control investments	$3,400	$3,334	$3,405	$10,214	$8,122
Affiliate investments	470	366	189	1,170	437
Non-control/Non-affiliate investments	50,707	53,314	48,403	155,656	110,720
Interest on cash and cash equivalents	151	5	2	157	8

Total interest income	54,728	57,019	51,999	167,197	119,287

PIK interest income:
Non-control/Non-affiliate investments	5,178	4,674	4,597	14,515	11,487

Total PIK interest income	5,178	4,674	4,597	14,515	11,487

Fee income:
Control investments	12	13	13	38	46
Affiliate investments	5	5	5	15	15
Non-control/Non-affiliate investments	2,258	1,887	7,805	5,039	13,392

Total fee income	2,275	1,905	7,823	5,092	13,453

Dividend income:
Control investments	875	700	1,019	5,491	1,358
Non-control/Non-affiliate investments	81	—	—	81	—

Total dividend income	956	700	1,019	5,572	1,358

Total investment income	63,137	64,298	65,438	192,376	145,585

Expenses:
Base management fee	9,819	10,082	8,905	29,853	22,520
Part I incentive fee	6,497	6,704	6,990	19,658	15,583
Part II incentive fee	(6,796)	(3,746)	2,837	(8,791)	15,986
Professional fees	885	822	1,059	3,029	2,943
Directors fees	160	160	147	443	447
Interest expense	11,870	9,908	8,823	31,178	21,486
Administrator expense	271	307	421	968	1,047
General and administrative expenses	811	713	716	2,217	2,009

Total expenses	23,517	24,950	29,898	78,555	82,021
Fees waived	(750)	(750)	(750)	(2,250)	(858)

Net expenses	22,767	24,200	29,148	76,305	81,163

Net investment income before taxes	40,370	40,098	36,290	116,071	64,422
(Provision) benefit for taxes on net investment income	—	—	(358)	(3,308)	(358)

Net investment income	40,370	40,098	35,932	112,763	64,064

Unrealized appreciation (depreciation):
Control investments	(16,991)	(8,894)	3,590	(26,552)	30,336
Affiliate investments	(328)	(137)	109	(716)	213
Non-control/Non-affiliate investments	(67,806)	(19,696)	(898)	(90,333)	83,842
Foreign currency forward contracts	(1,630)	1,689	1,116	(778)	2,226

Net unrealized appreciation (depreciation)	(86,755)	(27,038)	3,917	(118,379)	116,617

Realized gains (losses):
Control investments	—	—	—	1,868	—
Non-control/Non-affiliate investments	416	991	9,350	5,888	26,267
Foreign currency forward contracts	8,796	411	(740)	12,179	(3,586)

Net realized gains (losses)	9,212	1,402	8,610	19,935	22,681

(Provision) benefit for taxes on realized and unrealized gains (losses)	(661)	(21)	(1,421)	1,696	(2,663)

Net realized and unrealized gains (losses), net of taxes	(78,204)	(25,657)	11,106	(96,748)	136,635

Net increase (decrease) in net assets resulting from operations	$(37,834)	$14,441	$47,038	$16,015	$200,699

Net investment income per common share — basic and diluted	$0.22	$0.22	$0.20	$0.62	$0.41
Earnings (loss) per common share — basic and diluted	$(0.21)	$0.08	$0.26	$0.09	$1.29
Weighted average common shares outstanding — basic and diluted	183,370	181,598	180,361	181,778	155,970